Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan of our reports dated February 27, 2025, with respect to the consolidated financial statements and schedule of Americold Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Americold Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
June 17, 2025